                                                                    EXHIBIT 12.1

                          CRUM & FORSTER HOLDINGS CORP.


        STATEMENT REGARDING CALCULATION OF RATIO OF CONSOLIDATED EARNINGS
                         TO CONSOLIDATED FIXED CHARGES
                FOR THE YEARS ENDED DECEMBER 31, 1999 THROUGH 2003
                                 (IN THOUSANDS)


                                                            YEARS ENDED DECEMBER 31,
                                             ----------------------------------------------------
                                              1999      2000        2001        2002       2003
                                             -------   -------   ---------    --------   --------




Pre-tax income (loss) as reported            $46,605   $62,677   $(170,050)   $126,047   $207,203

Income (loss) from equity investees                -         -           -       9,939     13,640
                                             -------   -------   ---------    --------   --------

Pre-tax income (loss) before
adjustment for income or loss from
equity investees                              46,605    62,677    (170,050)    116,108    193,563
                                             -------   -------   ---------    --------   --------

Fixed charges:

       Interest expense                        5,489     8,854      14,738      17,502     37,245

       Rentals representing interest           3,390     3,108       4,123       3,468      4,829
                                             -------   -------   ---------    --------   --------
          Total                                8,879    11,962      18,861      20,970     42,074
                                             -------   -------   ---------    --------   --------

Distributed income of equity investees             -         -           -       1,182     24,444
                                             -------   -------   ---------    --------   --------
Pre-tax income (loss) before income
or loss from equity investees plus
fixed charges and distributed income
of equity investees                          $55,484   $74,639   $(151,189)   $138,260   $260,081
                                             =======   =======   =========    ========   ========


Ratio of earnings to fixed charges              6.2x      6.2x          (a)       6.6x       6.2x
                                             =======   =======   =========    ========   ========
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(a)  Due to the Company's loss in the period ended December 31, 2001, the ratio coverage was less than 1:1. Additional earnings of $170,050 would have achieved a coverage ratio of 1:1.